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                                                                EXHIBIT 3.9(iii)




                          CERTIFICATE OF AMENDMENT OF
                          ---------------------------

                          CERTIFICATE OF INCORPORATION
                          ----------------------------

                                       OF
                                       --

                            MILTON CAN COMPANY, INC.
                            ------------------------


     Milton Can Company, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Company"),

     DOES HEREBY CERTIFY:

     FIRST: That the Board of Directors of the Company adopted resolutions declaring it advisable to amend Article One of the Company's Certificate of Incorporation in its entirety to read as follows (the "Amendment"):

                                  ARTICLE ONE
                                  -----------

      The name of the corporation is Brockway Standard (New Jersey), Inc.

     SECOND: That thereafter, pursuant to said resolution, the Amendment was submitted for approval to the holders of the outstanding shares of the Company entitled to vote thereon, which approval was given by written consent pursuant to Section 228 of the General Corporation Law of the State of Delaware.

     THIRD: That the Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, Milton Can Company, Inc. has caused this certificate to be signed by its Vice President this 22nd day of October, 1996.


                                       MILTON CAN COMPANY, INC.


                                       By: /s/   David P. Hayford
                                           ----------------------------
                                                 David P. Hayford
                                                 Vice President